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                                                                    EXHIBIT 99.4



STWA EXPANDS BOARD OF DIRECTORS


                          FRIDAY, JUNE 14, 2002 8:01 AM
 - BUSINESSWIRE

SAN DIEGO, Jun 14, 2002 (BUSINESS WIRE) -- Save the World Air Inc. (Pink Sheets:ZERO), disclosed today that its Board of Directors appointed five new members to fill vacancies on the board.

The new members are Dr. John Price, Bruce McKinnon, Honorable John Joseph Brown, Joseph Helleis, and Eugene Eichler.

STWA's President, Edward Masry, said that the addition of these new directors is part of STWA's plan to enhance the depth and capability of its management team. "The addition of these new members to our Board of Directors," Masry said, "has provided STWA with a sudden and dramatic infusion of knowledge and experience within the areas of international marketing, financial planning and analysis, corporate accounting and auditing, capital development and product manufacturing and marketing."

As previously announced, STWA has entered into an agreement with the U.S. Securities and Exchange Commission that settles the complaint filed against the company by the SEC in December 2001. The settlement was expected to have been approved by the court at the hearing scheduled for June 12, 2001, but the court has rescheduled that hearing to June 25, 2002, at which time we expect the court will approve the settlement.

Safe Harbor Statement: The statements contained herein, which are not historical, are forward looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward looking statements, including without limitation SWTA's ability to complete testing, raise sufficient capital to continue research and development, establish marketing and distribution and obtain customer acceptance of its products, as well as other risks described from time to time in SWTA's press releases and filings with the U.S. Securities and Exchange Commission.


CONTACT:       SAVE THE WORLD AIR INC.
            EDWARD MASRY, 818/865-3500, FAX: 818/865-3501